EXHIBIT 10.3

EMPLOYMENT AGREEMENT

Agreement dated as of the 4th day of January, 2007 (the "Effective Date") by and between Susan Escobio ("Executive") and Southern Trust Securities Holding Corp., a Florida corporation ("STSH" or the "Company").

WHEREAS, the Company desires to employ Executive, and Executive desires to accept employment with the Company, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.

Period of Employment.  The Company shall employ Executive, and Executive shall serve the Company during the period commencing on the Effective Date and continuing for a period of 24 months (the "Term"), unless sooner terminated pursuant to Section 4 of this Agreement. Upon expiration of the Term, the Agreement will automatically renew from year-to-year unless, 30 days prior to the anniversary date, either party provides written notice that it does not wish to renew the Agreement.

2.

Duties and Responsibilities.

(a)

During the Term, Executive shall be employed by the Company as its Secretary Treasurer/Compliance Director and shall serve on the Board of Directors of STSH, and Executive shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company, Capital Investment Services, Inc. ("CIS") and CIS Asset Management, Inc. ("CISAM") (collectively the "Affiliates") as are commensurate and consistent with employment as the Secretary Treasurer/Compliance Director of the Company.

(b)

Executive's employment with the Company shall be full-time and exclusive, except as noted in Section 2(c) below.  During the Term, Executive shall, except as noted in Section 2(c) below and during periods of vacation, sick leave, or other duly authorized leave of absence, devote the whole of Executive's time, attention, skill, and ability to the faithful and diligent performance of such duties and the exercise of such powers as may from time to time be assigned to the faithful and diligent performance of such duties and the exercise of such powers as may from time to time be assigned to or vested in Executive by the Company's Board of Directors.  Executive acknowledges and agrees that Executive may be required, without additional compensation, to perform services for the Affiliates or any business entity controlling, controlled by, or under common control with the Company, and to accept such office or position with any Affiliate as the Board of Directors may require, including, but not limited to, service as an officer or director of the Company or any Affiliate.  Executive shall comply with all applicable policies of the Company and Affiliates.

(c)

The Executive shall not, at any time during the Employment, engage in any other business activities, except that the Executive shall be entitled:

(i)

to continue with such activities as the Executive has carried on prior to the Term, including making and managing her personal and family investments and participating in other business, church or civic activities, provided that such activities do not include a beneficial ownership interest in a competitor, supplier or customer of the Company other than an investment in a publicly traded company of which Executive is not an employee, officer, director or partner that does not exceed 5% of the outstanding voting shares of such company;

(ii)

to serve on civic boards, non-profit boards, charitable boards or committees and trade associations or similar boards or committees; and

(iii)

to serve on for-profit business boards of directors subject to approval by the Company's Board of Director's, which consent shall not unreasonably be withheld or delayed.

(d)

Executive's services shall be primarily performed at the Company's offices in Miami, Florida and shall be performed from time to time at any other location of the Company.  Executive's services shall be subject to such travel requirements as are reasonably necessary to the performance of Executive's duties hereunder.

3.

Compensation.

(a)

Base Salary.  During the Term, as compensation for services rendered hereunder and in consideration of this Agreement, the Company shall pay Executive a gross salary payable at an annual rate of $72,000 or such greater amount as the Company may from time to time and in its sole discretion determine ("Base Salary"). This Base Salary shall be payable in intervals consistent with the Company's normal payroll schedule.

(b)

Stock.  As a hiring bonus, and in addition to the Base Salary, the Executive shall be granted options to acquire 200,000 shares of the Company's Common Stock for an exercise price of $.50 per share, which options shall be exercisable effective as of December 31, 2007 for a period of ten (10) years.

(c)

Commission.  During the Term, Executive shall be eligible to earn 50% of all commissions generated from clients originated by Executive and who open accounts with CIS and/or CISAM, and which are which are solely managed by Executive.  The payout on CISAM will be consistent with Company policy.  These amounts shall be paid to the Executive on a quarterly basis.  Notwithstanding any other provision herein to the contrary, no commission shall be deemed earned following Executive's Termination, as defined in Section 4.

(d)

Paid Vacation.   Executive shall be entitled to annual vacation and all legal holidays, during which times her applicable compensation shall be paid in full.  During her employment, Executive will be to not less than six (6) weeks of vacation annually.

(e)

Perquisites.  Executive shall be entitled to receive such perquisites that the Company may, from time to time and in its sole discretion, make available to Executive.

(f)

Employee Benefits.  During the Term, as additional compensation, Executive shall be entitled to participate in and receive all benefits under any welfare benefit plan or program (including, without limitation, medical, group or individual life (payable by the Executive), and any retirement savings plan or program (including, without limitation, 401(k) and pension), including those to which Executive was covered by the Company prior to the execution of this Agreement. Such participation shall be subject to the terms and conditions of such plans or programs, including, but not limited to, such generally applicable eligibility provisions as may be in effect from time to time.

(g)

Business Expenses.  The Company shall reimburse Executive for all reasonable, ordinary, and necessary business expenses incurred in the performance of Executive's duties hereunder in accordance with and subject to the terms and conditions of the Company's then-prevailing expenses policy.  As a condition precedent to obtaining such reimbursement, Executive shall provide to the Company any and all statements, bills, or receipts evidencing the expenses for which Executive seeks reimbursement, and such other related information or materials as the Company may from time to time reasonably require.

(h)

Director's and Officers Insurance.   The Company shall provide Executive with director's and officers liability insurance in such amounts and providing such coverage as will be provided to other officers and directors of the Company.

4.

Termination.  Unless Executive's employment is terminated pursuant to this Paragraph 4, the Company shall continue to employ Executive and Executive shall continue to serve the Company throughout the Term.

(a)

Executive's Death.  Employment will be terminated at the death of Executive and the Company shall pay to the Executive's designated beneficiary, promptly after the Executive's death, and in any event within thirty (30) days thereafter: (i) compensation designated in Section 4 (g) below, (ii) the portion of the annual Base Salary through the date of death which has not yet been paid, and (iii) all compensation previously deferred by the Executive, if any (together with any accrued interest or earnings thereon) which has not yet been paid.

(b)

Executive's Disability.  Employment will be terminated as of the date Executive is deemed to be under a Disability.  For purposes of this Agreement, Executive shall be deemed to be under a Disability if Executive shall be unable, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform Executive's essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period exceeding 60 days.  The payment of benefits under the Company's short-term and long-term disability insurance programs, if any, shall not be deemed to satisfy the Company's obligations under this Section 4.

(c)

For Cause by the Company.  The Company shall have the right to terminate Executive's employment at any time for "Cause".  For purposes of this Agreement, Cause shall be determined by a unanimous vote of the Board of Directors of the Company.  For "Cause" shall mean:

(i)

The revocation or suspension of any license required by law, regulation, or rule governing broker/dealers or investment advisors;

(ii)

a material default or other material breach by Executive of Executive's obligations hereunder;

(iii)

any misconduct, dishonesty, insubordination, incompetence, or other act by Executive detrimental to the Company's good will or damaging to its relationships with its customers, suppliers, or employees, including, without limitation, (A) use of illegal drugs such as to interfere with the performance of Executive's obligations hereunder, (B) conviction of a felony or of any crime involving moral turpitude, dishonesty, or theft, and (C) material failure by Executive to comply with applicable laws or governmental regulations;

provided, however, that with respect to (i), (ii) and (iii) (other than (A) or (B)), above, the Executive shall have been given written notice of such determination by the Board of Directors, which notice shall state the grounds for such determination, the corrective measures to be taken by the Executive and the period of time, not to be less than 10 days nor greater than 45 days to take the corrective measures and shall not have taken the corrective measure within the cure period.  If sure cure has occurred, as determined by a unanimous vote of the Board of Directors, it is expressly agreed and acknowledged that the Company shall not be required to give a subsequent notice if the same or substantially same Cause shall occur again and the Company shall be entitled to immediately terminate Executive.

(d)

Without Cause by the Company.  The Company may terminate Executive's employment without Cause at any time and without prior notice.

(e)

By Executive.  The Executive’s termination of her employment for any reason and other than for death or disability will be effective as of the effective date of the termination.

(f)

Change in Control.  Upon the occurrence of a "Trigger Event" following a "Change in Control" (as defined herein), Executive shall be entitled to receive (i) severance in the amount of $500,000 payable to Executive in a lump sum; (ii) continuation of benefits as defined in Section 3(g) for a period of six (6) months; and (iii) accelerated vesting of all stock or options, such that all stock or options held by Executive prior to the date of the "Change in Control" not previously vested (if any) shall vest immediately.

The term "Trigger Event" as used in this Section 4 shall mean the occurrence of a Change in Control after which (i) if, during a period of 180 days following the effective date of the Change in Control, the Executive is terminated other than for Cause; or (ii)  Executive provides written notice to the Company (in accordance with Section 9) within 180 days after the Change in Control because neither the Company nor the other party to the Change in Control (the Buyer) offers the Executive a position with comparable responsibilities, authority, benefits, location and compensation.

A "Change in Control" means the consummation of any transaction or series of transactions in which a person or a group of related or affiliated persons obtains ownership of the Common Stock of the Company sufficient to exercise control over the operations of the Company, and such person or group does not presently have the ability to exercise such control.  Such a Change in Control shall be deemed to have taken place if one or more of the following occurs:

(i)

a tender offer or series of offers has been made to and accepted by stockholders representing fifty (50) percent or more of the Company’s Common Stock; or

(ii)

a transfer of stock has occurred which is sufficient to allow the new purchaser (or group of related or affiliated purchasers) to elect a majority of the Board other than those proposed by the management of the Company; or

(iii)

a majority of the Board is replaced in any one year; or

(iv)

a merger or reorganization is consummated which results in existing stockholders of the Company owning less than fifty (50) percent of the voting stock of the corporation acquiring the Company (or, if the Company is the acquiring corporation, results in existing stockholders of the Company owning less than fifty (50) percent of the voting stock of the Company); or

(v)

more than fifty (50) percent of the assets of the Company are sold.

(g)

Upon termination of Executive's employment pursuant to any of the foregoing Paragraphs 4(a), (b), (c), (d), or (e), the Company shall pay to Executive severance equal to (i) Two Hundred Fifty Thousand ($250,000) Dollars payable in one lump sum (subject to Federal withholding and taxes), and (ii) the value of Executive's shares of the Company's stock based upon the then fair market value of the Company or no less than $ .50 per share, whichever sum is greater.

(h)

Any right or benefit accrued by Executive or to which Executive had become entitled pursuant to this Agreement prior to such termination or expiration (other than payment of salary with respect to periods after such termination or expiration), and any Company obligation with respect to any such right or benefit, shall not be extinguished by reason of such termination or expiration and, together with any salary earned but unpaid as of the date of termination or expiration and any unpaid reimbursable expenses outstanding as of such date, shall be paid to Executive or Executive's estate, less any outstanding amounts previously advanced by the Company to or on behalf of Executive.

(i)

The payments and benefits (if any) required to be provided to Executive pursuant to this Paragraph 4 shall be in full and complete satisfaction of any and all obligations owing to Executive pursuant to this Agreement.

5.

Excise Tax Adjustment.   If any payment or benefit made or provided to the Executive under this Agreement or under any plan, program or other arrangement of any affiliated entity, separately or in the aggregate with other such payments and benefits (a “Payment”) results in the Executive being subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor or similar provision), then the Company shall pay to the Executive, prior to the time that such tax is payable by the Executive, an additional amount of cash (the “Additional Amount”) such that the net amount of all payments and benefits received by the Executive under this Agreement or under any plan, program or other arrangement of the Company or any affiliated entity after paying all applicable taxes thereon, including on such Additional Amount, shall be equal to the next after-tax amount of payments and benefits that the Executive would have received if Section 4999 were not applicable.

6.

Indemnification.   The Company shall indemnify Executive from and against all loss, costs, damages and expenses including, without limitation, legal expenses of counsel selected by the Company to represent the interests of Executive, arising out of or in connection with Executive's employment or position as a director, officer, employee or agent of the Company or serving in such capacity for an Affiliate or other corporation at the request of the Company.  Notwithstanding the foregoing, the indemnification provided in this section shall not apply to any loss, costs, damages and/or expenses to the extent prohibited by law or the Company’s organizational documents.

7.

Arbitration.  Any dispute or controversy between the Company and Executive relating to this Agreement or relating to or arising out of Executive's employment with the Company, shall be submitted to and resolved by binding arbitration in the State of Florida, pursuant to the governing rules of the National Association of Securities Dealers (NASD). The claims covered by this Agreement include, but are not limited to: claims concerning  regulatory matters or compliance with applicable securities laws, rules or regulations; claims for wages or other compensation; claims for breach of contract; tort claims; discrimination claims including, but not limited to, race, sex, sexual harassment, sexual orientation, religion, national origin, age, disability and workman’s compensation.  Company and Executive understand that they each have a right to litigate the non-regulatory disputes in a court of competent jurisdiction, but each party voluntarily and knowingly waives such right and any right to a jury trial on the matters set forth herein.  Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

8.

Additional Obligations.  Both during and after the Term, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive's possession, and cooperate with the Company, as may reasonably be requested by the Company (and, after the Term, with due consideration for Executive's obligations with respect to any new employment or business activity) in connection with any litigation in which the Company or any Affiliate is or may become a party.  The Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive's obligations under this Paragraph 8.

9.

Notice.  Any notice or other communication required or permitted under this Agreement by either party hereto to the other shall be in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three days after the date of deposit in the mail, postage prepaid, if mailed by certified or registered mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

If to Executive:

Susan Escobio

4101 Alhambra Circle

Coral Gables, Florida 33146

If to the Company:

At the present Company address of:

Southern Trust Securities Holding Corp.

2121 Ponce de Leon Blvd.

Suite 340

Coral Gables, Florida 33134

or, if after the move to the new Company address, to:

Southern Trust Securities Holding Corp.

145 Almeria Avenue

Coral Gables, Florida 33134

With a copy to:

Jorden Burt LLP

777 Brickell Avenue
Suite 500
Miami, Florida 33131

Either party may change the address or addresses to which notices are to be sent by giving notice of such change of address in the manner provided by this Paragraph 9.

10.

Entire Agreement.  This Agreement represents the entire agreement between the Company and Executive with respect to Executive's employment with the Company, and supersedes and is in full substitution for any and all prior agreements or understandings, whether oral or written, relating to Executive's employment.

11.

Amendment.  This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by the Company and Executive.  A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

12.

No Waiver.  The failure at any time either of the Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either the Company or Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

13.

Assignment.  This Agreement is binding on and for the benefit of the Company and Executive and their respective successors, heirs, executors, administrators, and other legal representative.  Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, or pledged by the Company (except to an Affiliate) or by Executive without the prior written consent of the other.  However, nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder.

14.

Interpretation and Severability.  In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable.  In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be void, the remaining provisions of this Agreement shall nevertheless be binding upon the Company and Executive with the same effect as though the void provision or portion thereof had been severed and deleted.

15.

No Conflict.  Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement or performing fully Executive's obligations hereunder.

16.

Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Florida, without application of its conflict or choice of law provisions.

17.

Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.

Survival.  Executive's obligations as set forth in the foregoing Paragraph 8 represents an independent covenant by which Executive is and shall remain bound notwithstanding any breach by the Company, and shall survive the termination or expiration of this Agreement.

19.

Headings.    The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

SOUTHERN TRUST SECURITIES HOLDING CORP.		SUSAN ESCOBIO
By:	/s/ Robert Escobio	By:	/s/ Susan Escobio
	Robert Escobio		Susan Escobio
Chief Executive Officer